ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF
INCORPORATION
OF
NUVEEN INVESTMENT FUNDS, INC.


       The undersigned officer of Nuveen Investment Funds, Inc.
(the Corporation ), a Maryland corporation, hereby certifies that the following amendments to the Corporations Amended and Restated
Articles of Incorporation have been advised by the Corporations
Board of Directors and approved by the Corporations stockholders in the manner required by the Maryland General Corporation Law, such amendment to become effective October 25, 2013 at the Effective
Time referred to below:

WHEREAS, the Corporation is registered as an open-end management investment company (i.e., a mutual fund) under the Investment Company Act of 1940 and offers its shares to the public in several classes (i.e., series), each of which represents a separate and distinct portfolio of assets;

WHEREAS, it is desirable and in the best interests of the holders of the Class Q shares of the Corporation (also known as Nuveen International Fund ) that the assets belonging to such class be transferred to a separate portfolio of the Corporation which is known as Nuveen International Select Fund and which is represented by the Corporations Class
GGG shares, in exchange for shares of Nuveen International
Select Fund;

WHEREAS, Nuveen International Fund and Nuveen
International Select Fund have entered into an Agreement and Plan of Reorganization providing for the foregoing transactions; and

WHEREAS, in order to bind all holders of shares of Nuveen International Fund to the foregoing transactions and as set forth in the Agreement and Plan of Reorganization, and in particular to bind such holders to the exchange of their shares of Nuveen International Fund for shares of Nuveen
International Select Fund, it is necessary to adopt an amendment to the Corporations Amended and Restated
Articles of Incorporation.

       NOW, THEREFORE, BE IT RESOLVED, that effective as of the Effective Time referred to below, the Corporations Amended and Restated Articles of Incorporation be, and the same hereby are, amended to add the following Article IV(GG) immediately following
Article IV(FF) thereof:

       Article IV(GG).  (a) For purposes of this Article
IV(GG), the following terms shall have the following meanings:

 Acquiring Fund  means the Corporations Nuveen
International Select Fund, which is represented by the Corporations Class GGG shares.

 Class A Acquiring Fund Shares  means the
Corporations Class GGG Common Shares.

 Class C Acquiring Fund Shares  means the
Corporations Class GGG, Series 3 Common Shares.

 Class I Acquiring Fund Shares  means the
Corporations Class GGG, Series 5 Common Shares.

 Class A Target Fund Shares  means the
Corporations Class Q Common Shares.
 Class C Target Fund Shares  means the
Corporations Class Q, Series 4 Common Shares.

 Class I Target Fund Shares  means the
Corporations Class Q, Series 2 Common Shares.

 Class R3 Target Fund Shares  means the
Corporations Class Q, Series 5 Common Shares.

 Closing means the occurrence of the transactions set forth in (b) and (c) below on the Closing Date.
 Closing Date  means October 25, 2013.

 Corporation  means this corporation.

 Effective Time means immediately after the Valuation Time on the Closing Date.

 Plan  means the Agreement and Plan of
Reorganization dated July 30, 2013 on behalf of the Acquiring Fund and the Target Fund.

 Target Fund  means the Corporations Nuveen
International Fund, which is represented by the Corporations Class Q shares.

  Valuation Time means the close of regular trading on the New York Stock Exchange on the Closing
Date.

       (b)	As of the Effective Time, the Target Fund
will transfer all of its assets to the Acquiring Fund, including, without limitation, all cash, securities, commodities, interests in futures, dividends or interest receivables owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund at the Valuation
Time.

       (c)	As of the Effective Time, the Acquiring Fund
will: (i) deliver to the Target Fund the number of full and fractional Class A, Class C and Class I Acquiring Fund
Shares, computed in the manner set forth in (d) below; and (ii) assume all the liabilities of the Target Fund not discharged by the Target Fund, which assumed liabilities shall include all of the Target Funds liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Closing Date, and whether or not specifically referred to in the Plan or herein.

       (d)	The number of Class A Acquiring Fund
Shares to be delivered to holders of Class A and Class R3
Target Fund Shares, and the number of Class C and Class I
Acquiring Fund Shares to be delivered to holders of Class C and Class I Target Fund Shares, respectively, shall be determined as follows:

       (i)	Acquiring Fund Shares to be issued
(including fractional shares, if any) in consideration for the Target Funds net assets as described in (b) and (c) above, shall be determined with respect to Class A, Class C, Class I and Class R3 of the Target
Fund Shares by dividing the value of the assets net of liabilities with respect to each such class of shares determined in accordance with (ii) below by the net asset value of an Acquiring Fund share of the corresponding class determined in accordance with
(iii) below.

       (ii)	The value of the Target Funds assets
and liabilities shall be computed as of the Valuation
Time, using the valuation procedures of the Nuveen open-end funds adopted by the Board of Directors of the Corporation or such other valuation procedures as shall be mutually agreed upon by the parties.

       (iii)	As of the Effective Time, the Target
Fund will distribute the Acquiring Fund Shares received pursuant to (c) above to its shareholders of record with respect to each corresponding class of shares, determined as of the close of business on the Closing Date (the Target Fund Shareholders ), on a pro rata basis within that class. Such distribution will be accomplished with respect to Class A, Class C, Class I and Class R3 Target Fund Shares by the transfer of the Acquiring Fund Shares of the corresponding class (with Class A Acquiring Fund
Shares being issued in exchange for Class R3 Target
Fund Shares) then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring
Fund in the names of Target Fund Shareholders of such class. The Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such transfer. As of the Effective
Time, all issued and outstanding shares of the Target
Fund shall be cancelled on the books of the Target
Fund and retired.

       (e)	From and after the Effective Time, the Target
Fund shares cancelled and retired pursuant to paragraph
(d)(iii) above shall have the status of authorized and unissued common shares of the Corporation, without designation as to series.

       The undersigned officer of the Corporation hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or an Assistant Secretary on October 18, 2013.



<c>NUVEEN INVESTMENT FUNDS, INC.
By:	/s/ Kathleen L. Prudhomme
	Kathleen L. Prudhomme
Its:	Vice President and Assistant Secretary
Witness:
	/s/ Mark Czarniecki
Assistant Secretary

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